Exhibit 23.1

RYDER SCOTT COMPANY
PETROLEUM CONSILTANTS			FAX (303) 623-4258
621 SEVENTEENTH STREET	SUITE 1550	DENVER, COLORADO 60293	TELEPHONE (303) 623-9147

Exhibit No. 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Report on Form 10-K for the years ending December 31,2007 and December 31,2006 of PDC 2004B (the "Partnership"). We have no interest of a substantial or material nature in the Partnership, or in any affiliate. We have not been employed on a contingent basis, and we are not connected with the Partnership, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ RYDER SCOTT COMPANY, L P
RYDER SCOTT COMPANY, L P

Denver, Colorado
July 29, 2009

1100 LOUISIANA SUITE 3800	HOUSTON. TEXAS 77002-5218	TEL (713)651-9191	FAX (713) 651-0849
1200, 530-8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 358	TEL(403) 262-2799	FAX (403) 262-2790